EXHIBIT 99


                                  [LOGO]
                              DIAMOND BRANDS
                               INCORPORATED


FOR IMMEDIATE RELEASE

Contact:    Naresh Nakra
            Diamond Brands Incorporated
            (952) 543-6200/ nnakra@diamondbrands.com

            Michelle Palomino
            Citigate Dewe Rogerson
            (305) 381-6500/ michelle.palomino@citigatedr-mi.com


               DIAMOND BRANDS RETAINS INVESTMENT ADVISORS FOR
                     STRATEGIC FINANCIAL RESTRUCTURING

Cloquet, MN - November 28, 2000 - Diamond Brands Incorporated (Holdco), the holding company for Diamond Brands Operating Corporation, a leading manufacturer and marketer of quality branded and private label household products, today announced that a group of investment advisors has been retained by the company to assist the board of directors in exploring strategic alternatives available to the company.

"As the company strives to reduce its debt load and generate additional liquidity, these investment advisors will assist the board of directors in evaluating our strategic alternatives," commented Naresh Nakra, Chief Executive Officer of Diamond Brands.

The company emphasized that there is no assurance that the strategic review will lead to any transaction. The company does not intend to make any further announcements concerning this matter.

Founded in 1881, Diamond Brands is a leading producer of a broad range of household products including wooden matches and fire starters, plastic cutlery and straws, toothpicks, clothespins and other wooden crafts. The products are marketed under the Diamond and Forster brand names and are sold in major grocery, drug and mass merchant retail outlets. In the United States, Diamond Brands is the largest manufacturer of wooden matches, toothpicks and clothespins and the market leader in retail plastic cutlery.

                                    ###


FORWARD LOOKING STATEMENTS

Certain of the information contained in this press release should be considered "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, which information is subject to a number of risks and uncertainties which may cause the actual results, performance or achievements of Diamond Brands to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition, all of the information in the press release is presented as of November 28, 2000, and Diamond Brands does not assume any obligation to update such information in the future.